CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Goldman Sachs Trust of our reports dated January 26, 2021, relating to the financial statements and financial highlights, which appear in Goldman Sachs Financial Square Government Fund, Goldman Sachs Investor Money Market Fund, and Goldman Sachs Investor Tax-Exempt Money Market Fund’s (the “Funds”) Annual Report on Form N-CSR for the year ended November 30, 2020. We also consent to the references to us under the headings “Auditors”, “Independent Registered Public Accounting Firm”, and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 29, 2021